Exhibit 10.2

First Advantage Corporation

May 10, 2023

[Name]
[Email]

Re: Amendment to Performance Award Vesting for Grant ID:

Dear [Name],

Congratulations! Upon the recommendation of its Compensation Committee, the Board of Directors of First Advantage Corporation (the “Company”) has approved an amendment to each of your currently outstanding unearned and unvested performance-based equity awards (whether in the form of options, SARs, restricted shares or RSUs, each such unearned and unvested award, a “Performance Award”) that is designed to allow those Performance Awards to vest based solely on your continued employment or service to the Company through the applicable vesting dates, while preserving their eligibility to vest upon future “Realization Events” (as that term is defined in the award agreement(s) pursuant to which the Performance Awards were granted to you). This letter constitutes an amendment to the award agreement(s) pursuant to which the Performance Awards were granted to you, so please keep a copy with your award agreement(s). For the avoidance of doubt, this letter does not apply to any of your equity awards that vest based solely on your continued employment or service to the Company.

Subject only to your continued employment or service with the Company and its subsidiaries through the applicable vesting date set forth in the table below, a number of additional Performance Awards, if any, shall vest on each such vesting date as is necessary to ensure that the applicable percentage of the Performance Awards that is vested on such vesting date is equal to the percentage set forth in the table below next to such vesting date, such that 100% of the Performance Awards will be vested on [ ] even if no additional Realization Events occur prior to [ ]:

Percentage of Performance Awards Vesting	Vesting Date
20%, or [ ] of Performance Awards	[ ]
40%, or [ ] of Performance Awards	[ ]
40%, or [ ] of Performance Awards	[ ]

Subject to your continued employment or service with the Company and its subsidiaries through such Realization Event, if a Realization Event occurs prior to [ ], the number of Performance Awards that will vest as a result of such Realization Event will be determined based on the applicable vesting criteria for Performance Awards in the award agreement(s), including, without limitation, the 20% per year time-based vesting schedule that applies to your Performance Awards in addition to the purely performance vesting criteria (collectively, the “Performance Vesting Criteria”). However, given the new time-based vesting schedule above, the total number of Performance Awards that will be vested following the occurrence of such Realization Event will equal the greater of (i) the total number of Performance Awards that would be vested following such Realization Event applying the Performance Vesting Criteria (including the application of the 20% per year time-based vesting schedule) and (ii) the percentage of Performance Awards that are vested as of such Realization Event as provided in the new time-based vesting schedule above.

For purposes of illustration only, if the first Realization Event since the date hereof occurs on [ ] and (i) the application of the Performance Vesting Criteria would result in the vesting of 50% of the Performance Awards, then no additional Performance Awards will vest in connection with the Realization Event as 60% of the Performance Awards are already vested as a result of the application of the new time-based vesting schedule above, and (ii) the application of the Performance Vesting Criteria would result in the vesting of 70% of the Performance Awards, then additional Performance Awards will vest in connection with the Realization Event so that 70% of the total number of Performance Awards will be vested following such Realization Event and, assuming no additional Realization Event occurs before such date, the remaining 30% of the Performance Awards would vest on [ ], subject to your continued employment or service with the Company and its subsidiaries on that date.

If a “Change in Control” (as that term, or if instead applicable, the term “Change of Control,” is defined in the award agreement(s) pursuant to which the Performance Awards were granted to you) occurs prior to [ ], any Performance Awards that do not vest in connection with such Change in Control will not be forfeited but will instead either (i) be assumed (including, if applicable, through the grant of substitute awards) by the acquirer of the Company or an affiliate thereof in such Change in Control and (A) if the “Investor Group” (as that term is defined in the award agreement(s) pursuant to which the Performance Awards were granted to you) does not retain any direct or indirect interest in the Company or any successor entity following such Change in Control, be subject only to the time-based vesting schedule set forth above (i.e., such time-based vesting schedule is not deemed to be satisfied as a result of such Change in Control, but the Performance Vesting Criteria will no longer apply following the Change in Control) and, if your employment or service with the Company and its subsidiaries is terminated at any time during the 12-month period following such Change in Control, by the Company or its subsidiaries without “Cause” (as that term is defined in the award agreement(s) pursuant to which the Performance Awards were granted to you), all unvested Performance Awards shall become fully vested upon the date of such termination and (B) if the Investor Group retains any direct or indirect interest in the Company or any successor entity following such Change in Control and the Board of Directors of the Company, acting in its sole discretion, does not decide to accelerate the vesting of the unvested Performance Awards in connection with or following such Change in Control, remain subject to the applicable vesting terms (including, without limitation, the ability of the Compensation Committee to test Performance Awards that remain eligible for performance-based vesting following a termination of employment for vesting based on the occurrence of a hypothetical Realization Event during the 12-month period following such termination), as modified by this letter (but, for the avoidance of doubt, there will be no further vesting based on the new time-based vesting schedule set forth in this letter following a termination of employment for any reason); and (ii) vest in full on the closing of the Change in Control if not assumed (including, if applicable, through the grant of substitute awards) by the acquirer or an affiliate thereof.

Except as amended hereby, the award agreement(s) governing the Performance Awards shall remain in full force and effect in accordance with their terms, including, without limitation, provisions relating to the treatment of Performance Awards on a termination of your employment or service with the Company and its subsidiaries that occurs prior to a Change in Control.

This amendment is governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

This amendment is effective as of the date hereof and does not require any action on your part. As noted above, please retain a copy of this amendment for your own records. Thank you for your continued service to the Company.

Sincerely,

_______________________

By: Scott Staples

Title: Chief Executive Officer

First Advantage Corporation